Exhibit 99
CONTACT:  David Dickson +1 703 846 2378, or
          Christopher Springham, +1 703 846 2500



                 EUROPEAN UNION APPROVES THE BP/MOBIL

                  EUROPEAN DOWNSTREAM JOINT VENTURE


FAIRFAX, VA., August 7, 1996 -- BP and Mobil announced today that they have received approval from the European Commission (EC) to combine the two companies' European operations in the marketing and refining of fuels and lubricants.
     Under the agreement, which was announced at the end of February 1996, BP and Mobil will pool assets with a book value of some $5 billion -- $3.4 billion from BP and $1.6 billion from Mobil -- to create partnerships across Europe with net annual sales of more than $20 billion.
     In a joint statement, BP Chief Executive John Browne and Mobil Chairman and Chief Executive Officer Lucio A. Noto said: "We are delighted to have received such prompt approval from the EC. Our people have been working well together to plan this unique European venture and we are now in a position to build a combined business which will put us into the top tier of European marketing and refining, enhance our position in numerous national markets and products sectors and have a strong potential for future profit growth."
     Operating partnerships for fuels and for lubricants will now be established in each of the countries covered by the venture through local partnership agreements which reflect the legal, fiscal and social circumstances of each country.
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     The timing of these agreements will vary according to the
complexity of the current business, completion of appropriate employee consultation and, in some non-European Union countries, the need to obtain local approvals. It is expected that several of the partnerships will be operational by the end of the year and that all of them will be completed by the end of 1997.
     BP will operate and have a 70 percent interest in the fuels part of the venture in each country and will run the fuels-oriented refineries of both companies together with their commercial and retail networks including some 9,000 service stations. Over time, the Mobil service stations will be converted to bear BP's green image and all sites will carry Mobil lubricants and signage and the joint venture logo.
     Mobil will operate and have a 51 percent interest in the lubricants part of the venture in each country which will manage and market both companies' brands of lubricants and specialty products and run the lubricant base oil refineries and blending plants. Over time, it is expected that there will be some rationalization of lubricant products but both Mobil and BP lubricants will be promoted in the joint venture service stations.
     "Our express intention is to harness the strengths, skills, experience and knowledge of both companies and to build in particular on BP's skills in the fuels area and Mobil's in lubricants," explained Peter Backhouse, chief executive officer of BP Oil Europe who will lead the fuels venture. "By doing this we will be able to deepen and strengthen our position in Europe and distinguish ourselves from the competition."
     European Coordination offices for both the fuels and lubricants partnerships will be established in Brussels and the
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 fuels and lubricants businesses in each country will be run from shared office locations by their respective management teams. Service departments, such as information technology, accounting and office management will also merge.
     "The new operation will have unmatched strengths because of its scale, specialist expertise and integration," said Jean-Louis Schilansky, vice president of lubes marketing for Mobil Europe Limited who will lead the lubricants venture. "Combining the two businesses will give us a bigger presence in the market and enable us to make a greater impact in the growth markets of central and eastern Europe."
                                # # #             August 7, 1996